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                                                                      EXHIBIT 99


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DIGEX CONTACTS:
Laura Heinrich                                        Scott Friedman
Digex, Incorporated                                   MS&L New York
Phone: 301-847-5998                                   Phone: 212-213-7172
laurah@digex.com                                      sfriedma@mslpr.com
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                            DIGEX COMPLETES S1 FILING

         LEADING MANAGED WEB AND APPLICATION PROVIDER ALSO NAMES NEW CFO

         Beltsville, MD, January 18, 2000 - Digex, Incorporated (NASDAQ: DIGX), a leading Web and application hosting service provider for businesses worldwide announced today that it has filed with the Securities and Exchange Commission a registration statement for an offering of 10 million shares of its Class A Common Stock. Digex will offer two million shares. Eight million shares will be offered by Intermedia and will come out of Intermedia's existing pool of 50 million shares. Digex will use the proceeds it receives for capital expenditures related to its expansion. The offering will be made only by means of a prospectus.

         Digex today also announced the appointment of Timothy M. Adams, CPA, to the position of Chief Financial Officer, replacing Brad Sparks, effective immediately. From April 1997 to December 1999 Adams held various management positions at GTE Internetworking (GTEI) and BBN Planet Corporation, prior to its acquisition by GTEI, including Vice President of Circuits Management, Vice President of Business Operations and Vice President of Finance. Prior to GTEI, Adams served as Chief Financial Officer for Trans National Communications. He holds a B.S. in Accounting from Murray State University, Kentucky and an M.B.A. from Boston University. Adams has also held various positions in the audit and tax departments of Price Waterhouse LLP, a predecessor of PricewaterhouseCoopers.

ABOUT DIGEX

         Digex (NASDAQ "DIGX") is a leading provider of Web and application hosting services for some of the world's leading companies that rely on the Internet as a critical business tool. Digex also offers value-added enterprise and professional services, including performance security testing, monitoring, reporting and networking services. Digex customers, from mainstream corporations to Internet-based businesses, leverage Digex's services to deploy secure, scaleable, high performance business solutions, including electronic retailing, online banking, online procurement and customer self-service applications. Additional information on Digex is available at http://www.digex.com.


Forward Looking Statements

         Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Digex's services and the ability of Digex to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or technological conditions and the ability of Digex to successfully complete its Y2K remediation project. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Prospectus dated January 18, 2000, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

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